Exhibit 99

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota 55102

FOR IMMEDIATE RELEASE

Michael J. Monahan  (651) 293-2809

ECOLAB ANNOUNCES DOMESTIC REINVESTMENT PLAN;
ADOPTS OPTION EXPENSING

ST. PAUL, Minn., October 31, 2005:  Ecolab Inc. announced today that it plans to reinvest approximately $225 million of foreign earnings in the United States pursuant to the provisions of the American Jobs Creation Act (AJCA) of 2004.  As a result, the company will record a tax charge of approximately $3.3 million, or $0.01 per share, in the fourth quarter ending December 31, 2005.

Ecolab also announced it will adopt SFAS 123(R), the new accounting standard for expensing stock options, beginning in the fourth quarter 2005.  The company expects the adoption of SFAS 123(R) will result in an annual charge to earnings of approximately $0.10 per share.  The company previously reported a pro forma impact from expensing stock options of $0.10 per diluted share for 2004 in the notes to that year’s consolidated financial statements.  As part of the transition to the new standard, Ecolab expects to restate its earnings history in line with the pro forma amounts historically disclosed in Ecolab’s financial statements.  Ecolab expects to present these restated GAAP results on Ecolab’s website at www.ecolab.com/investor.

As previously noted in its third quarter earnings release, the impact of the AJCA charge and option expensing were not included in the company’s prior fourth quarter and 2005 full-year earnings per share forecasts.

With 2004 sales of $4.2 billion, Ecolab is the leading global developer and marketer of premium cleaning, sanitizing, pest elimination, maintenance and repair products and services for the hospitality, foodservice, healthcare and industrial markets.

Ecolab shares are traded on the New York Stock Exchange under the symbol ECL.  Ecolab news releases and other investor information are available on the Internet at http://www.ecolab.com.

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